As filed with the Securities and Exchange Commission on June 5, 2020

No. 333-237702

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Immatics B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Paul-Ehrlich-Straße 15

72076 Tübingen, Federal Republic of Germany

Tel: +49 (7071) 5397-0

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Jordan Silverstein

Immatics US, Inc.

2130 W. Holcombe Blvd., Suite 900

Houston, Texas 77030

Tel: (281) 810-7545

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jocelyn M. Arel, Esq. Mitchell S. Bloom, Esq. Michael R. Patrone, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Christian O. Nagler, Esq. Peter S. Seligson, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, nominal value €0.01 per share	59,681,117(1)	$10.00	$596,811,170(2)	$77,466.09(3)
TopCo Public Warrants to purchase Ordinary Shares	7,187,500(4)	$1.91	$13,728,125(5)	$1,781.91(3)
Aggregate Fee			$610,539,295	$79,248.00(6)

(1)

Represents ordinary shares, nominal value €0.01 per share (the “Ordinary Shares”), of the registrant (“TopCo”) to be issued upon completion of the business combination described in the proxy statement/prospectus contained herein (the “Business Combination”), and includes (a) 14,375,000 Ordinary Shares to be issued to holders of Class A ordinary shares of ARYA Sciences Acquisition Corp. (“ARYA”), (b) 3,593,750 Ordinary Shares to be issued to holders of Class B ordinary shares of ARYA, (c) up to 34,524,867 Ordinary Shares comprised of (i) 33,093,838 Ordinary Shares to be issued to the current shareholders of Immatics Biotechnologies GmbH (“Immatics”), (ii) 627,611 Ordinary Shares to be issued in exchange for outstanding vested Immatics employee SARs, (iii) 105,987 Ordinary Shares to be issued in exchange for shares outstanding under the Immatics board incentive program and (iv) 697,431 Ordinary Shares to be issued to the University of Texas MD Anderson Cancer Center in exchange for its shares of Immatics US, Inc. and (d) 7,187,500 Ordinary Shares issuable upon exercise of warrants of TopCo to be issued to holders of public warrants of ARYA, each in connection with the Business Combination.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.00 (the implied price of the Class A ordinary shares of ARYA) multiplied by (ii) 59,681,117 Ordinary Shares issuable in connection with the Business Combination.

(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001298.
(4)	Represents warrants of TopCo to be issued to holders of public warrants of ARYA in connection with the Business Combination.
(5)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $1.91 (the average of the high and low prices of the public warrants of ARYA as reported on NASDAQ on April 13, 2020) multiplied by (ii) 7,187,500 public warrants.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement (“Registration Statement”) is being filed solely for the purpose of filing Exhibits 3.1, 3.2, 4.1, 5.1, 8.2, 8.3, 10.4, 21.1, 23.1, 23.3, 23.4 and 99.1 and updating Item 21 of the Registration Statement and the Exhibit Index accordingly. This Amendment No. 2 does not modify any provisions of the proxy statement/prospectus that forms a part of the Registration Statement and accordingly, such proxy statement/prospectus has been omitted.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant is a public limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will be converted into a public limited liability company (naamloze vennootschap) and its name will be changed to Immatics N.V.

The Registrant’s Articles of Association provide for certain indemnification rights for its (former) directors and other executive officers (each an “indemnified officer”), and the Registrant may enter into indemnification agreements with each of its indemnified officers providing for procedures for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at the Registrant’s request, service to other entities, as indemnified officers to the maximum extent permitted by Dutch law or any other applicable laws.

Pursuant to the TopCo Articles of Association, the Registrant shall indemnify and hold harmless each of its indemnified officers against:

(a)

the reasonable costs of conducting a defense against claims, also including claims by the Registrant and its group companies, as a consequence of any acts or omissions in the fulfilment of their duties or any other duties currently or previously performed by them at the Registrant’s request;

(b)	any damages or financial penalties payable by them as a result of any such acts or omissions;

(c)	any amounts payable by them under settlement agreements entered into by them in connection with any such acts or omissions;

(d)	the reasonable costs of appearing in other legal proceedings in which they are involved in such capacity, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf; and

(e)	any taxes payable by them as a result of any reimbursements.

No indemnification shall be given to an indemnified officer under the Registrant’s Articles of Association if and to the extent that:

i.

it has been adjudicated by a Dutch court or, in the case of arbitration, an arbitrator, in a final and conclusive decision that the act or omission may be characterized as intentional, deliberately reckless or grossly negligent conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

ii.	the costs or financial loss are covered by an insurance and the insurer has paid out the costs or financial loss.

The Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the TopCo Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the TopCo Articles of Association or other indemnification agreements.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form F-4, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

See page F-1 for an index of the financial statements included in this registration statement on Form F-4.

Item 22. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering’s by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved thereby, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Business Combination Agreement, dated as of March 17, 2020, by and among ARYA Sciences Acquisition Corp., Immatics Biotechnologies GmbH, Immatics B.V., Immatics Merger Sub 1 and Immatics Merger Sub 2 (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).

2.2***	Amendment to Business Combination Agreement, dated as of [ ], 2020, by and among ARYA Sciences Acquisition Corp., Immatics Biotechnologies GmbH, Immatics B.V., Immatics Merger Sub 1 and Immatics Merger Sub 2.

2.3***	Plan of First Merger (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).

2.4***	Plan of Second Merger (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).

3.1**	Deed of Conversion of Immatics B.V.

3.2**	Form of Articles of Association of Immatics N.V. (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).

4.1**	Amended and Restated Warrant Agreement, between Continental Stock Transfer & Trust Company, Immatics B.V. and ARYA Sciences Acquisition Corp.

5.1**	Opinion of CMS Derks Star Busmann N.V. regarding the validity of the TopCo Shares.

8.1***	Opinion of Kirkland & Ellis LLP regarding certain U.S. tax matters.

8.2**	Opinion of De Brauw Blackstone Westbroek N.V. regarding certain Dutch tax matters.

8.3**	Opinion of Ogier regarding certain Cayman Islands tax matters.

10.1*	Form of Investor Rights Agreement (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).

10.2*	Form of Subscription Agreement.

10.3*	Form of Sponsor Letter Agreement (included as Annex F to the proxy statement/prospectus forming a part of this Registration Statement).

10.4**	Form of Director & Officer Indemnity Agreement.

10.5*†	Collaboration & License Agreement, dated as of August 14, 2015, by and between Immatics US, Inc. and The University of Texas M.D. Anderson Center.

10.6*†	License Royalty Adjustment Agreement, dated as of January 5, 2016, by and between Immatics US, Inc. and The Board of Regents of The University of Texas System on behalf of the University of Texas M.D. Anderson Cancer Center.

10.7*†	Master Clinical Trial Agreement, dated as of December 1, 2016, by and between Immatics US, Inc. and The University of Texas MD Anderson Center.

10.8*†	Restricted Stock Acquisition Agreement, dated as of August 14, 2015, by and between Immatics US, Inc. and The University of Texas M.D. Anderson Cancer Center.

10.9*†	Non-Exclusive License Agreement, dated as of August 3, 2015, by and between Immatics Biotechnologies GmbH and Stichting Sanquin Bloedvoorziening.

10.10*†	Facilities/Equipment Use and Services Agreement, dated as of September 1, 2015, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

10.11*†	Amendment Number 1 — Facilities/Equipment Use and Services Agreement, dated as of February 1, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

Exhibit No.	Description

10.12*†	Amendment Number 2 — Facilities/Equipment Use and Services Agreement, dated as of August 10, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

10.13*†	Amendment Number 3 — Facilities/Equipment Use and Services Agreement, dated as of October 1, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

10.14*†	Amendment Number 4 — Facilities/Equipment Use and Services Agreement, dated as of April 1, 2017, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

10.15*†	Amendment Number 5 — Facilities/Equipment Use and Services Agreement, dated as of July 1, 2018, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

21.1**	Subsidiaries of Immatics B.V.

23.1**	Consent of CMS Derks Star Busmann N.V. (included in Exhibit 5.1 to this Registration Statement).

23.2***	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1 to this Registration Statement).

23.3**	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 8.2 to this Registration Statement).

23.4**	Consent of Ogier (included in Exhibit 8.3 to this Registration Statement).

23.5*	Consent of WithumSmith+Brown, PC, independent registered accounting firm of ARYA Sciences Acquisition Corp.

23.6*	Consent of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, independent registered accounting firm for Immatics Biotechnologies GmbH.

23.7*	Letter of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.

24.1*	Power of attorney (included on the signature page to this Registration Statement).

99.1**	Form of Proxy Card for General Meeting of ARYA Sciences Acquisition Corp. Shareholders.

99.2*	Consent of Peter Chambré, as a designee to Immatics B.V. board of directors.

99.3*	Consent of Adam Stone, as a designee to Immatics B.V. board of directors.

99.4*	Consent of Christof Hettich, as a designee to Immatics B.V. board of directors.

99.5***	Consent of Michael G. Atieh, as a designee to Immatics B.V. board of directors.

99.6***	Consent of Paul R. Carter, as a designee to Immatics B.V. board of directors.

99.7***	Consent of Heather L. Mason, as a designee to Immatics B.V. board of directors.

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.
†	Certain information has been excluded from the exhibit because it both (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tübingen, Germany on June 5, 2020.

Immatics B.V.

By:	/s/ Thomas Ulmer
Name:	Thomas Ulmer
Title:	Managing Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Thomas Ulmer Thomas Ulmer	Managing Director	June 5, 2020

Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, Immatics B.V. has duly caused this registration statement to be signed by the following duly authorized representative in the United States:

Date: June 5, 2020

Immatics B.V.

By:	/s/ Jordan Silverstein
Name:	Jordan Silverstein
Title:	Authorized Representative in the United States